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Virtusa Corporation

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Virtusa Highlights Merits of Significant Premium Transaction with Baring Private Equity Asia

Details Execution of its Three Pillar Strategic Plan for Shareholder Value Creation that Culminated in Value-Maximizing Transaction

Urges Shareholders to Protect the Value of Their Investment by Voting "FOR" the Company's Two Independent and Highly Qualified Director Nominees on the WHITE Proxy Card

Mails Letter to Shareholders

SOUTHBOROUGH, Mass. – September 15, 2020 – Virtusa Corporation (NASDAQ GS: VRTU), a leading IT services provider that enables the digital transformation of Global 2000 enterprises by imagining, building and implementing the end-to-end technology solutions that are essential to compete in a digital-first world, today mailed a letter to shareholders following the Company’s announcement of a value-maximizing transaction to be acquired by Baring Private Equity Asia (BPEA) on September 10, 2020 and in connection with its 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”).

In its letter, the full text of which can be found below, the Virtusa Board of Directors covered the following key points:

•	The Virtusa Board of Directors’ comprehensive process to maximize value on behalf of shareholders and ultimately, its unanimous decision to pursue a significant and certain premium all-cash transaction with BPEA;
•	The multi-year origins of the Virtusa’s Three Pillar Strategic Plan, the principles that informed its crystallization and the results that positioned the Company to benefit from a value-maximizing transaction;
•	The merits of the Company’s acquisition of Polaris in 2015 and why it was strategically necessary to add scale and capabilities as well as broaden and deepen its Global 2000 client base;
•	The independence, strength and diversity of the Board, and the mission-critical credentials of its nominees, Al-Noor Ramji and Joseph Doody; and,
•	New Mountain Capital’s championing of flawed analysis, the risks associated with its attempts to gain disproportionate influence on the Board and its misguided criticism of a comprehensive process and the value-maximizing transaction that resulted.

In addition, the Company also highlighted its investor presentation, which was filed prior to the Company’s transaction announcement with BPEA, and encouraged shareholders to review the presentation in full at https://www.virtusa.com/investors/2020meeting/.

Dear Fellow Shareholder,

Your Board and management team have been solely focused on maximizing value for all of Virtusa’s shareholders, and the recently announced sale to Baring Private Equity Asia (BPEA), which will deliver a significant premium and $51.35 per share in cash to you, is a testament to that unwavering commitment.

The Virtusa 2020 Annual Meeting (“Annual Meeting”) on October 2nd is fast approaching, and New Mountain Capital (NMC) continues to wage its costly and unnecessary proxy fight to replace two mission-critical directors on our Board. NMC is making dubious assertions and unfounded claims about the performance of Virtusa, your Board and the management team in an effort to advance its own interests ahead of yours. Your vote on the WHITE proxy card in connection with the election of directors at the Annual Meeting will ensure you receive maximum value for your investment in Virtusa.

VOTE THE WHITE PROXY CARD TO RE-ELECT VIRTUSA DIRECTORS AL-NOOR RAMJI
AND JOSEPH DOODY TO ENSURE YOU RECEIVE MAXIMUM VALUE FOR YOUR
INVESTMENT

As you may know, on September 10, 2020, Virtusa and Baring Private Equity Asia (BPEA) announced that funds affiliated with BPEA will acquire all outstanding shares of common stock of Virtusa for $51.35 per share in an all-cash transaction valued at approximately $2.0 billion. The transaction, which was unanimously approved by the Virtusa Board of Directors, will deliver to Virtusa shareholders:

•	A premium of approximately 27 percent to the closing price of Virtusa common stock on September 9, 2020, the last trading day prior to the transaction announcement; and
•	Premiums of approximately 29 percent and 46 percent to Virtusa’s volume-weighted average prices (“VWAP”) for the last 30 and 60 trading days, respectively.

The price paid implies a valuation of 16.2x Firm Value / Last Twelve Months EBITDA as of June 30, 2020 – a premium valuation made all the more compelling by the volatile and risky market environment.

We urge shareholders to vote for Virtusa’s two director nominees, Al-Noor Ramji and Joseph Doody, on the WHITE proxy card to ensure we continue on our path toward completing this value maximizing transaction without delay and to ensure you receive significant and certain premium cash value for your investment in Virtusa. Do not allow NMC to distract from this significant and positive outcome for all Virtusa shareholders. We urge you to discard any proxy materials and blue proxy cards mailed to you by NMC and vote the WHITE proxy card today.

BPEA’S PENDING ACQUISITION REFLECTS OUR BOARD’S UNWAVERING COMMITMENT
TO MAXIMIZING VALUE FOR SHAREHOLDERS

In July of 2020, as Virtusa was steadfast in its execution of the Three Pillar Strategic Plan, the Company received an unsolicited acquisition proposal from an interested party. Following receipt of the offer, and consistent with the Board’s fiduciary duties to maximize shareholder value, the Board authorized the Company and its financial advisors to engage with other potential strategic buyers and financial sponsors regarding a potential acquisition.

As part of this process, the Company signed non-disclosure agreements with five parties and engaged with two others in a robust competitive process. After an independent review of the available alternatives, including the value creation opportunity through continued execution of the Three Pillar Strategic Plan, and negotiation with multiple bidders in the competitive process to obtain the highest value at the best terms, the Virtusa Board unanimously determined that the all-cash premium transaction with BPEA for $51.35 per share maximizes value for Virtusa’s shareholders.

Independent analysts agree that the Board conducted a robust process to maximize value on behalf of shareholders:1

“With this under consideration, as well as VRTU’s announcement that the Board conducted a thorough strategic review of alternatives which included signing NDA’s with five interested parties before determining that the Baring Private Equity Asia offer provided the best value for shareholders, we believe this is the best path forward for shareholders.” – Needham

“Given management’s comprehensive process, including signing nondisclosure agreements with five parties and engaging two others, and the premium associated with the transaction, we do not expect to see additional competitive bidders.” – William Blair

“Deal value appears fair relative to prior similar transactions (LXFT). Virtusa consummated a detailed process over 1.5 months that engaged 7 potential suitors (5 signing NDAs).” – Cowen

The Board’s single most important mission is shareholder value creation. Over the last six months, in the face of both significant market uncertainty and opportunity created by the COVID-19 pandemic, the Board and management team have been delivering on that promise through the successful execution of the Company’s Three Pillar Strategic Plan. Indeed, BPEA recognizes the power of Virtusa’s platform – our digital engineering leadership position, our ability to provide end-to-end digital and cloud transformation solutions to the largest companies in the world and our longstanding track record of growth and profitability – and are now paying a significant premium to our shareholders to continue Virtusa’s strategic evolution.

NEW MOUNTAIN CAPITAL CONTINUES TO WAGE A COSTLY AND DISRUPTIVE PROXY
CONTEST; VIRTUSA’S BOARD CONTINUES TO WORK FOR ITS SHAREHOLDERS

Despite NMC’s claims that its nominees to the Virtusa Board would add value, NMC has offered no new ideas other than to put its candidates on a newly formed board committee tasked simply with evaluating ideas – a circular proposition without merit – especially in light of the current Board’s regular and rigorous evaluation of the business and all strategies related thereto. Nowhere in its 112-page presentation did NMC offer any specifics on what it would do differently to create value other than form such a committee, with the only tangible outcome being NMC gaining disproportionate and distracting influence over Virtusa’s strategy and Board. Importantly, this new operating committee, which would likely be led by NMC’s nominees, if elected and established, could disrupt our progress.

As part of our commitment to you and all shareholders, and to set the record straight, we have published an investor presentation detailing our comprehensive Three Pillar Strategic Plan to accelerate growth, firmly establish Virtusa as the de facto leader in the digital engineering category and unlock shareholder value. It is the rigorous implementation of that plan that is yielding material results. The presentation, which was published prior to our transaction announcement with BPEA, also highlights the many merits and qualifications of our Board, which has been instrumental in the development, implementation and oversight of the Plan.

The Virtusa Board has always and will continue to act in the best interest of all shareholders and believes you deserve absolute clarity regarding our progress, performance trajectory and efforts to deliver maximum value on your behalf. We encourage you to review the entire presentation available at https://www.virtusa.com/investors/2020meeting/, and urge you not to be misled and distracted by NMC and its self-serving agenda that offers no new ideas on creating value for all shareholders.

THE THREE PILLAR STRATEGIC PLAN – THE DEFINING PRINCIPLES THAT HAVE
SOLIDIFIED VIRTUSA’S POSITIONING AND MADE WAY FOR THE VALUE MAXIMIZING
TRANSACTION WITH BPEA – HAVE BEEN IN PLACE LONG BEFORE NMC’S INVESTMENT
IN VIRTUSA

Crystallized in fiscal year 2020 and building on the long-term strategic priorities of the business following its acquisition of Polaris, Virtusa’s Three Pillar Strategic Plan has delivered results and culminated in the value maximizing transaction with BPEA. A summary is depicted in the attached multimedia.

To be clear, our Three Pillar Strategic Plan is not, as NMC has posited, a “repackaged version of its prior unfulfilled promises,” but rather a longstanding and deliberate formula that has delivered significant shareholder value in the form of the significant premium transaction with BPEA. Ironically, NMC has not put forward its own strategic plan.

In late 2015, clear industry warning signs of vendor consolidation, diminishing pricing power for small IT players and client migration toward end-to-end vendors with scale were becoming increasingly evident. Virtusa responded by taking decisive action to increase its scale and broaden its capabilities by executing the transformational acquisition of Polaris. While the acquisition created temporary margin headwinds, Polaris laid the foundation for the rapid growth we are experiencing today. It enabled us to become an integral partner to large companies and a leader in digital transformation. In 2017, following the Polaris acquisition, Virtusa began to emphasize the importance of diversification, high quality revenue growth, and margin expansion, laying the groundwork for our Three Pillar Strategic Plan. Through this transaction with BPEA, shareholders are now being rewarded for the evolution and sustained relevance of Virtusa and the work of your Board in delivering maximum value for shareholders.

In short, these principles predate any conversations with NMC, and were a key topic of focus in internal and external management discussions, including on our Q2 FY2020 earnings call in November of 2019. Excerpts from that call follow:

On High Quality Growth:

•	“We have been making strategic investments across our business in building a workforce with strong cloud expertise, augmenting our in-house cloud capabilities, creating cloud-native solutions and strengthening our partnerships with industry-leading public cloud service providers.”

On Revenue Diversification:

•	“We continue to make revenue diversification a priority” and “are targeting high-growth verticals, including Healthcare and High Tech, and increasing our focus on high-growth geographies in EMEA,” as well as “growing high-potential accounts faster than the Company’s growth rate to further diversify revenue.”

On Margin Expansion:

•	“We continue to be on the road map to growing margins by 100 to 150 basis points annually, which would mean that we have plenty of levers in our gross margin as well as in our SG&A.”

These three imperatives, which the Company had already been executing towards, were later named the Three Pillar Strategic Plan in conjunction with the Company’s fourth quarter fiscal 2020 earnings in May 2020. The underlying three elements of the Three Pillar Strategic Plan have been our focus since the acquisition of Polaris further evidenced in numerous earnings call transcripts, press releases and IR presentations since 2017. Steadfast execution against these three imperatives is what ultimately resulted in the significant premium transaction with BPEA.

NMC’S TACTICS ARE NOTHING MORE THAN AN ATTEMPT TO MISLEAD VIRTUSA
SHAREHOLDERS INTO SUPPORTING ITS SELF-SERVING PROXY CONTEST TO
GAIN BOARD SEATS

When prompted, NMC offered no new ideas beyond those set forth by the Company, which we can only assume means that NMC effectively agrees with Virtusa that the current strategy in place is the right strategy to drive shareholder value creation at the Company.

Developed and implemented by our experienced management team, under the oversight and strategic direction set forth by the Board, the focused implementation of the elements underlying Virtusa’s Three Pillar Strategic Plan is driving:

•	Continued and material market share gains in an uncertain economic environment;
•	Virtusa’s emergence as a clear and sustainable leader in IT services;
•	Solid progress towards our longer-term financial objectives; and,
•	Significant value creation potential for our shareholders as proven in BPEA’s cash premium offer.

In stark contrast to NMC’s hypothetical, vague and unrealistic assertions that two less qualified and non-additive director nominees could somehow unlock value, the Virtusa Board and management team have already delivered significant results from the Three Pillar Strategic Plan. Moreover, these results paved the way for a value-maximizing transaction with BPEA.

VIRTUSA’S BOARD IS INDEPENDENT, DIVERSE AND ENGAGED; WE HAVE REFRESHED
OVER 50% OF OUR BOARD SINCE 2016 AND OUR STRONG CORPORATE GOVERNANCE
PROFILE IS REFLECTIVE OF AN ENDURING COMMITMENT TO THE LONG-TERM
INTERESTS OF OUR SHAREHOLDERS

The Virtusa Board’s ability to create meaningful results and evaluate opportunities that arise to maximize value is rooted in its diverse and cohesive make-up. Virtusa’s directors possess deep business and strategic management experience from service in significant leadership positions, and in the IT space specifically.

Virtusa has always recognized the importance of maintaining best-in-class corporate governance procedures and the Board’s current structure and composition are key facilitators of the Company’s enduring strength and stability. Virtusa’s Board has:

•	Refreshed over 50 percent of the independent directors since 2016;
•	A strong, empowered Lead Independent Director;
•	Active and engaged directors;
•	67 percent diversity, in race, gender or ethnicity;
•	Average independent director board tenure of 7 years;
•	A formal CEO and key executive officers succession plan; and,
•	Annual, independent performance evaluations of directors.

VOTE “FOR” AL-NOOR RAMJI AND JOSEPH DOODY, TWO KEY ARCHITECHTS OF
VIRTUSA’S THREE PILLAR STRATEGIC PLAN, ON THE WHITE PROXY CARD TODAY, TO
ENSURE THAT THE BOARD THAT NEGOTIATED MAXIMUM VALUE FOR YOU CAN
ULTIMATELY DELIVER IT TO YOU

Virtusa’s transaction with BPEA is expected to close in the first half of calendar 2021. We believe a failure to elect Al-Noor Ramji and Joseph Doody at this year’s Annual Meeting would create an opening for New Mountain Capital to gamble with your investment return by obstructing the approval process of our value-maximizing transaction with BPEA.

Al-Noor Ramji and Joseph Doody will be integral to the Company’s continued execution and its efforts to complete the transaction:

•	Al-Noor Ramji represents “the voice of the client” and has been particularly instrumental in the formulation of the Company’s Three Pillar Strategic Plan, as well as our response to the opportunities and challenges presented by the COVID-19 pandemic. Not only does Mr. Ramji possess deep knowledge of how enterprises are transforming digitally, he is also a powerful connector and enabler of Virtusa’s full-service offerings, given his deep relationships with IT Application outsourcing companies and Digital Engineering firms. Mr. Ramji’s critical insights and practical guidance are drawn from his extensive industry, domain and operational expertise, honed over 35 years as an IT executive. As the Group Chief Digital Officer of Prudential, Mr. Ramji brings meaningful insights and connections in the healthcare field, which have been critical in making Healthcare and Life Sciences (HLS) one of Virtusa’s fastest growing segments.

•	Joseph Doody brings international sales and client expertise that has been instrumental in shaping and implementing the Company’s strategy. Mr. Doody’s go-to-market and sales management knowledge are tremendous assets to Virtusa as we scale our platform and meet increased demand. As head of Staples, Inc.’s North American Delivery (NAD) business unit, Mr. Doody successfully grew that business’s annual revenue from approximately $1.8 billion in 1998 to over $10 billion in 2014, while doubling profit margins over the same timeframe. Moreover, Mr. Doody’s expertise in realizing the potential of high-growth international markets from his tenure at Staples offers the Board mission-critical insights around geographic revenue diversification.

In addition to his executive experience, Mr. Doody is a Board member recognized for his independence and leadership qualities. Just recently, Mr. Doody was named Lead Independent Director at Casella Waste Systems, Inc., where he previously served as Compensation Committee Chair. During his tenure on the Board, Casella developed and successfully implemented a strategy that has yielded market-leading total shareholder returns over the last three years.

At this year’s Annual Meeting, continuity, maximum value and strategic and operational alignment are of paramount importance. By mounting a campaign to substitute these highly qualified and proven directors with non-additive newcomers in an effort to create disruption, NMC is jeopardizing a value-maximizing proposition, at the expense of all Virtusa shareholders for its self-serving benefit.

We urge you to reject NMC’s maneuvering for disproportionate representation on the Virtusa Board and protect the value of your investment by voting today on the enclosed WHITE proxy card "FOR" Al-Noor Ramji and Joseph G. Doody, who will stand for re-election to the Company’s Board of Directors at the 2020 Annual Meeting. We further encourage you to discard any proxy materials you receive from NMC, and remind you that returning their blue proxy card, even as a protest vote, may cancel your earlier vote for your Company’s director candidates. Only your latest dated proxy card will be counted at the Annual Meeting.

We firmly believe that we have the right Board in place to oversee the successful completion of this value-maximizing transaction, and to continue delivering strong results while we remain a public company.

We have been and continue to work tirelessly to earn your support and encourage you to vote on the WHITE proxy card and “FOR” Virtusa’s nominees at the upcoming 2020 Annual Meeting.

Sincerely,

The Virtusa Board of Directors

About Virtusa

Virtusa Corporation (NASDAQ GS: VRTU) is a leading provider of digital business strategy, digital engineering, and information technology (IT) services and solutions that enable the digital transformation of Global 2000 enterprises by imagining, building and implementing the end-to-end technology solutions that are essential to compete in a digital-first world. Virtusa partners with the leading companies in the Banking, Financial Services, Insurance, Healthcare, Communications, Media, Entertainment, Travel, Manufacturing, and Technology industries.

Virtusa helps its clients accelerate their digital and overall business transformation by providing multi-disciplinary agile teams of consultants, designers, engineers and sophisticated gamified tools. The company integrates its deep domain and digital engineering expertise with proven assets and processes embedded in its unique Digital Transformation Studio model, resulting in a high-performance end to end delivery. Its core services include consulting and system design, application engineering, analytics and data, digital process automation, enterprise application integration, cloud services and managed services.

Cautionary Information Regarding Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, management's forecast of financial performance, the impact of the COVID-19 pandemic and related economic conditions on our business and results of operations, the growth of our business and management’s plans, objectives, and strategies, the company’s ability to convert its pipeline into profitable revenue growth, the company’s ability to diversify its portfolio of industries, geographies and accounts, the company’s ability to increase its operating margins, the company’s ability to increase market share as a result of its Three Pillar Strategic Plan, the company’s ability to generate long-term value for its shareholders, the company’s financial performance and the impact of its operational changes, including its completed acquisitions and divestitures, the company’s operating leverage in pursuing growth opportunities, and the company’s upcoming 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), uncertainties regarding future actions that may be taken by New Mountain in furtherance of its nomination of director candidates for election at the company’s 2020 Annual Meeting. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this communication that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “see,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects and beliefs about the ability of our board of directors and management to execute on our strategy and drive shareholder value, beliefs about the ability of our board of directors and management to make decisions in the best interest of the company and all shareholders, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, those risks identified in Virtusa’s public filings with the Securities and Exchange Commission (the “SEC”), including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and subsequent filings with the SEC. Virtusa disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Important Stockholder Information

Virtusa filed with the Securities and Exchange Commission and mailed to its stockholders a definitive proxy statement and accompanying WHITE proxy cards in connection with the company’s 2020 Annual Meeting. The proxy statement contains important information about the company, the 2020 Annual Meeting and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. The company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the company’s stockholders in connection with the matters to be considered at the company’s 2020 Annual Meeting. Information concerning the company’s directors and executive officers is included in the proxy statement. The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by the company with the Securities and Exchange Commission, may be obtained by investors and stockholders free of charge on the Securities and Exchange Commission's web site at www.sec.gov. Copies will also be available free of charge on the company's website at www.virtusa.com.

1  Permission to quote neither sought nor granted.

Contacts

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Joele Frank, Wilkinson Brimmer Katcher

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Additional Investor Contact:

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